Exhibit 5.1

December 8, 2017

Golden Queen Mining Co. Ltd.

2300-1066 West Hastings Street
Vancouver, BC, Canada, V6E 3X2

Dear Sirs and Mesdames:

Re:	Golden Queen Mining Co. Ltd. (the “Company”)

We have acted as special counsel to Golden Queen Mining Co. Ltd., a British Columbia corporation (the “Company”), in connection with the offering by the Company (the “Offering”) of rights (the “Rights”) to subscribe for up to 188,952,761 common shares (the “Shares”) at a price of US$0.1325 per Share to be offered pursuant to the Registration Statement (defined below).

Participation

We have participated in the preparation of the following in connection with the Offering, each of which documents we have reviewed in delivering our opinions set forth herein:

(a)	the registration statement on Form S-3 (the “Registration Statement”) to be filed the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”);

(b)	the form of Rights certificate (the “Rights Certificate”); and

(c)	the rights agency and custodial agreement dated November 27, 2017 between the Company and Computershare Investor Services Inc. as agent for the Rights (the “Rights Agency Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Offering. No opinion is expressed as to the contents of the Registration Statement other than the opinions expressly set forth herein relating to the Shares issuable on exercise of the Rights.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

(a)	the Company’s Certificate of Incorporation dated November 21, 1985 issued by the British Columbia Registrar of Companies (the “Certificate of Incorporation”);

(b)	the Company’s Articles and the notice of articles (the “Articles”);

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(c)	a Certificate of Good Standing dated as of December 7, 2016, electronically retrieved from the British Columbia Registrar of Corporations;

(d)	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, Registration Statement, the Rights Certificate and the Rights Agency Agreement (the “Resolutions”); and

(e)	other documents as we have deemed relevant.

In addition, we have relied upon a certificate of an officer of the Company (the “Officer’s Certificate”). For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

(a)	all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement;

(b)	the persons identified as officers in the Company’s minute book are actually serving as such officers; and

(c)	each of the statements made and certified in the Officer’s Certificate delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

(d)	the legal capacity of all natural persons,

(e)	genuineness of all signatures on documents examined by us,

(f)	the authenticity of all documents submitted to us as originals,

(g)	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

(h)	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

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The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Shares issuable upon exercise of the Rights may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The foregoing opinion is limited to the laws of British Columbia, statutory provisions of the Province of British Columbia and reported judicial decisions of the courts of the Province of British Columbia interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been authorized and reserved for issuance and, upon the due exercise of the Rights and full payment of the exercise price therefor in accordance with their terms, the Shares will be validly issued as fully paid and non-assessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ MORTON LAW LLP

MORTON LAW LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 h Website: www.mortonlaw.ca Telephone: 604.681.1194 h Facsimile: 604.681.9652